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                                                                    EXHIBIT 1D


                      MERRILL LYNCH FOCUS TWENTY FUND, INC.
            ARTICLES SUPPLEMENTARY TO THE ARTICLES OF INCORPORATION
                    INCREASING THE AUTHORIZED CAPITAL STOCK
                               OF THE CORPORATION


     MERRILL LYNCH FOCUS TWENTY FUND, INC., a Maryland corporation (the "Corporation") having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:   The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, with the authority to issue Six Hundred Million (600,000,000) shares of capital stock. All shares of all classes of the Corporation's capital stock have a par value of Ten Cents ($.10) per share, and an aggregate par value of Sixty Million Dollars ($60,000,000). The Corporation's shares of capital stock are classified into four classes, consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, Two Hundred Million (200,000,000) shares of Class B Common Stock, Two Hundred Million (200,000,000) shares of Class C Common Stock and One Hundred Million (100,000,000) shares of Class D Common Stock.

     SECOND: The Board of Directors of the Corporation, acting in accordance with Section 2-105(c) of the Maryland General Corporation Law, hereby increases the number of authorized shares of Class B Common Stock of the Corporation by One Hundred Million (100,000,000) shares.

     THIRD:   After this increase in the number of authorized shares of capital stock of the Corporation, the Corporation will have authority to issue Seven Hundred Million (700,000,000) shares of capital stock, classified into four classes, consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, Three Hundred Million (300,000,000) shares of Class B Common Stock, Two Hundred Million (200,000,000) shares of Class C Common Stock and One Hundred Million (100,000,000) shares of Class D Common Stock.

     FOURTH: After this increase in the number of authorized shares of capital stock of the Corporation, all shares of all classes of the Corporation's capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of Seventy Million Dollars ($70,000,000).
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     IN WITNESS WHEREOF, MERRILL LYNCH FOCUS TWENTY FUND, INC. has caused these
Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Secretary on December 22, 2000.

                                           MERRILL LYNCH FOCUS TWENTY FUND, INC.


                                           By:  /s/ Terry K. Glenn
                                              ----------------------------------
                                                Terry K. Glenn, President

Attest:

/s/ Donald C. Burke
--------------------------------
Donald C. Burke, Vice President

     THE UNDERSIGNED, President of MERRILL LYNCH FOCUS TWENTY FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.


                                                /s/ Terry K. Glenn
                                                --------------------------------
                                                    Terry K. Glenn, President


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